Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

AVIRAGEN THERAPEUTICS COMPLETES ROYALTY DEAL WITH HEALTHCARE ROYALTY PARTNERS FOR PROCEEDS OF $20 MILLION

Non-Dilutive Financing Provides for Company’s Continued Participation in Future Royalties

ATLANTA, GA -- April 25, 2016 – Aviragen Therapeutics, Inc. (NASDAQ: AVIR; formerly Biota Pharmaceuticals, Inc.) a pharmaceutical company that is developing the next generation of antivirals, today announced that it has signed a definitive agreement to receive a cash payment of $20 million from HealthCare Royalty Partners in exchange for an undisclosed portion of the Company’s royalty rights related to Inavir®, an inhaled neuraminidase inhibitor that is approved in Japan for the treatment and prevention of influenza. Aviragen plans to use the non-dilutive proceeds to advance its pipeline of direct-acting antivirals in development to treat infections that have limited therapeutic options.

“This transaction allows us to partially monetize our royalty stream from Inavir® for significant cash consideration, while also retaining the opportunity to benefit from future upside potential of the product”, said Mark P. Colonnese, Executive Vice President and Chief Financial Officer of Aviragen. “These proceeds further enhance our balance sheet as we continue to execute our strategic plan that will deliver multiple Phase 2 data readouts in the second half of 2016.”

“We have been following Inavir® for an extended period and have seen consistently robust sales growth year-over-year as it has established a leading market position among flu medications in Japan,” commented Todd C. Davis, co-founder and Managing Partner of HealthCare Royalty Partners. “This investment is consistent with our strategy to invest in market-leading pharmaceutical products marketed by strong commercial organizations with attractive risk-reward profiles.”

FBR Capital Markets & Co. acted as exclusive financial advisor to Aviragen Therapeutics, Inc. in connection with this transaction.

About Aviragen Therapeutics, Inc.

Aviragen Therapeutics is focused on the discovery and development of the next generation of direct-acting antivirals to treat infections that have limited therapeutic options and affect a significant number of patients globally. The Company has three product candidates in active clinical development: These include vapendavir, an oral treatment for human rhinovirus upper (HRV) respiratory infections in moderate-to-severe asthmatics currently being evaluated in the Phase 2b SPIRITUS trial; BTA585, an oral fusion protein inhibitor that has received Fast Track designation by the U.S. FDA, in Phase 2 development for the treatment and prevention of respiratory syncytial virus (RSV) infections; and BTA074, a topical antiviral treatment in Phase 2 development for condyloma caused by human papillomavirus types 6 & 11. For additional information about the Company, please visit www.aviragentherapeutics.com.

About Inavir®

Since its launch in 2010, Inavir® (laninamivir octanoate) has become the leading treatment for influenza in Japan. The product is taken via a single inhaled dose, which can be more convenient than other flu medications that require several days of dosing. Inavir® is sold in Japan by Daiichi Sankyo and has been approved for both treatment and prevention of the influenza A and influenza B viruses.

About HealthCare Royalty Partners

HealthCare Royalty Partners (HCRP) is a global healthcare investment firm focused on investing primarily in commercial stage healthcare product assets. HCRP has raised over $3 billion in committed capital and is headquartered in Stamford, CT. Over the past decade, HCRP's senior professionals have completed more than 60 healthcare investments totaling more than $2.6 billion of capital. For more information, visit www.healthcareroyalty.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve known and unknown risks and uncertainties concerning Aviragen Therapeutics’ business, operations and financial performance. Any statements that are not of historical facts may be deemed to be forward-looking statements, including the timing of multiple Phase 2 data readouts. Various important factors could cause actual results, performance, events or achievements to materially differ from those expressed or implied by forward-looking statements, including: the U.S. Food and Drug Administration (FDA) or a similar regulatory body in another country, a data safety monitoring board, or an institutional review board delaying, limiting, suspending or terminating the clinical development of any of the Company's product candidates at any time for a lack of safety, tolerability, regulatory or manufacturing issues, or any other reason whatsoever; the Company's ability to secure, manage and retain qualified third-party clinical research data management and contract manufacturing organizations upon which it relies to assist in the design, development, implementation and execution of the clinical development of all its product candidates and those organizations’ ability to successfully execute their contracted responsibilities; the Company’s ability to comply with applicable government regulations in various countries and regions in which we are conducting, or expect to conduct, clinical trials; and other cautionary statements contained elsewhere in this press release and in our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and our other reports filed with the Securities and Exchange Commission. There may be events in the future that the Company is unable to predict, or over which it has no control, and the Company’s business, financial condition, results of operations and prospects may change in the future. The Company may not update these forward-looking statements more frequently than quarterly unless it has an obligation under U.S. Federal securities laws to do so.

Contacts:

Mark Colonnese

Executive Vice President and Chief Financial Officer

Aviragen Therapeutics, Inc.

(678) 221-3381

mcolonnese@aviragentherapeutics.com

Beth DelGiacco

Stern Investor Relations, Inc.

(212) 362-1200

beth@sternir.com

John McKenna

ICR for Healthcare Royalty Partners
203-682-8252
HCRPartners@icrinc.com

Aviragen Therapeutics, Inc. ● 2500 Northwinds Parkway, Suite 100 ● Alpharetta, GA 30009 ● Tel: (678) 221-3343